Exhibit 5.1

Museum Tower, 4 Berkowitz St. Tel Aviv 64238, Israel

Tel: 972 3 7778333 Fax: 972 3 7778444

e-mail: manager@shibolet.com

official website: www.shibolet.com

012 Smile.Communications Ltd.

25 Hasivim Street,

Petach-Tikva, 49170 Israel

Tel-Aviv, October 24[t]h, 2007

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form F-1(Registration No. 333-146645) (as such has been and may thereafter be amended or supplemented, the “Registration Statement”), filed by 012 Smile.Communications Ltd., a company organized under the laws of the State of Israel (the “Company”),with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 7,676,250 of the Company’s ordinary shares, NIS 0.1 par value per share, (the “Ordinary Shares”), which includes up to 1,001,250 Ordinary Shares that may be sold by the Company pursuant to the over-allotment option granted to the underwriters of the offering. As the Company’s legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale of the Ordinary Shares.

As counsel for the Company, we have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel as the same are in force on the date hereof. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Based on the foregoing, we are of the opinion that the Ordinary Shares to be sold by the Company, when issued in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

NEW YORK AFFILIATED OFFICE: 1 Penn Plaza, Suite 2527, New York, NY 10019, Phone: (212)244-4111, Fax: (212)563-7108

ISRAELI-CHINESE LEGAL DESK: Bank Of China Tower, 200 Yincheng Road Central, Pudong, Shanghai 200120,

Phone: 86-21-5037-2668 Fax: 86-21-5037-2178, (In Cooperation With The Zhong Lun Law Firm)

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Shibolet & Co.
Advocates and Notaries

2